Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Calavo Growers, Inc.
Lee E. Cole
Chairman, President and CEO
(805) 525-1245
CALAVO GROWERS, INC. ANNOUNCES
FISCAL 2011 SECOND QUARTER OPERATING RESULTS

Highlights Include:
•	Revenues Rise Nine Percent to $118.7 Million from $109.2 One Year Earlier

•	Higher Fresh Avocado Sales Pace Top-Line Growth
Subsequent Event:
•	Company Successfully Concludes Previously Disclosed Acquisition for Renaissance Food Group (RFG), LLC

•	Deal Expected to Be Immediately Accretive to Results
SANTA PAULA, Calif. (June 6, 2011)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2011 second quarter revenues rose nearly nine percent from the corresponding period last year on the strength of higher fresh avocado sales. Net income in the most recent quarter was lower, however, due principally to high costs in the company’s prepared avocado business resulting from insufficient fruit volume in the marketplace and weather-related delays of fresh tomato shipments.
     For the three months ended April 30, 2011, Calavo recorded net income of $2.4 million, equal to $0.16 per diluted share, on revenues of $118.7 million. This compares with net income of $4.8 million, or $0.33 per diluted share, on $109.2 million in revenues during the year-earlier second quarter. Gross margin equaled $9.4 million, or 7.9 percent of revenues, versus $13.1 million, equal to 12.0 percent of revenues, in the fiscal 2010 second quarter.
     For the first six months ended April 30, 2011, net income totaled $4.7 million, or $0.32 per diluted share, versus $7.1 million, or $0.49 per diluted share, in the initial six months last year. Initial six-month revenues rose 19
- more -

Calavo Growers Reports Fiscal 2011 Second Quarter Results/2-2-2
percent to $210.0 million from $176.5 million in the corresponding period last year. Gross margin approximated $18.1 million, or 8.6 percent of revenues, which compares with $22.0 million, or 12.4 percent, in the fiscal 2010 first half.
     Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo continues to execute its operating plan well. Our second quarter results instead reflect fluctuations inherent to our Fresh and Calavo Foods segments: adverse weather and cyclically higher fruit costs which resulted in a drag on margins in our prepared avocado business. The impact of these two factors, as well as the lower volume of fresh avocados, account primarily for the difference in our second-quarter operating performance year over year.
     Cole continued: “Insufficient volume in the marketplace at present is creating over-reliance on fruit sourced from Mexico and causing avocado prices to surge. These high prices are indicative of the strong industry demand for fresh avocados, but have precisely the opposite effect on our prepared guacamole business: soaring fruit costs are constraining margins in that segment. ”
     Second quarter Fresh product segment revenues grew 11 percent to $107.7 million from $97.2 million in the like period of fiscal 2010. The aforementioned higher sales of fresh avocados paced results and worked to offset a 25 percent total unit volume decrease in the Fresh segment resulting primarily from the delayed tomato harvest and tight avocado supply. Fresh product gross margin totaled $7.6 million, equal to 7.1 percent of segment revenues, in the most recent quarter. This compares with segment gross margin of $9.7 million, or 10.0 percent of Fresh product sales, in the second quarter of fiscal 2010.
     Second quarter sales in the Calavo Foods business segment equaled $11.1 million, which compare with $12.0 million in the corresponding period last year. Segment gross margin in the most recent period totaled $1.8 million, or 16.2 percent of revenues. This compares with segment gross margin in last year’s second quarter of $3.3 million, which equaled 27.9 percent of Calavo Foods revenues.
- more -

Calavo Growers Reports Fiscal 2011 Second Quarter Results/3-3-3
     Referencing other developments in the Calavo Foods business unit, Cole said that following the close of the second quarter, a leading grocery chain began selling the company’s Salsa Lisa product line at 1,500 locations nationwide. “We continue to expand distribution of our outstanding line-up of fresh refrigerated premium salsas and the growing acceptance among retailers and consumers is encouraging,” Cole commented.
     Also with respect to Calavo Foods and as previously announced, the company successfully completed on June 1, 2011, its transaction for Renaissance Food Group (RFG), LLC, a fast-growing fresh-food company that produces, markets and distributes nationally a range of healthy, high-quality product offerings via the retail channel. The newly acquired company will operate as a wholly owned subsidiary of Calavo Foods, significantly extending its current portfolio of all natural guacamole, the Salsa Lisa line, guacamole hummus and stone-ground tortilla chips.
     Cole stated: “The acquisition of RFG is a game-changer for Calavo. We immediately re-shape our company—and, specifically, our Calavo Foods business unit—into a significant competitor in the rapidly expanding fresh refrigerated packaged goods category through an array of products for both the produce and deli departments of grocery retailers. The extensive current portfolio of RFG products—fresh-cut fruit, as well as ready-to-eat and recipe-ready vegetables, to name just a few items—are highly complementary to Calavo Foods and our company provides a strong platform and resources to facilitate future growth.”
     The Calavo CEO continued: “Through RFG, we gain entrée to a high-demand grocery category, a capable management team with demonstrated ability to grow the acquired company, and recognizable brands including Garden Highway and Chef Essentials®. Furthermore, RFG’s rapid product-development capabilities are impressive and we expect to leverage that strength further, as well as the new subsidiary’s ability to supply retailers with high-quality goods through just-in-time delivery nationwide on a same- or next-day basis.”
- more -

Calavo Growers Reports Fiscal 2011 Second Quarter Results/4-4-4
     Cole reiterated that, even while Calavo invests in future growth, the company “remains focused on cost containment and folding additional revenues into existing infrastructure.”
     To that end, selling, general and administrative (SG&A) expense in the most recent quarter rose modestly to $5.6 million from $5.5 million in the fiscal 2010 second quarter, while supporting nearly $10 million in additional sales. SG&A for the fiscal 2011 second quarter also includes approximately $305,000 in acquisition-related expenses associated with Calavo’s purchase of RFG. SG&A as a percentage of total net sales in the most recent quarter equaled 4.7 percent versus 5.0 percent in the year-earlier second period. SG&A as a percentage of total gross margin equaled 59.8 percent in the fiscal 2011 second quarter which compares to 41.7 percent one year ago. The year-to-year difference is attributable to sharply higher avocado costs and lower fresh produce total unit volume.
The Outlook Moving Forward
     CEO Cole said that he views the second half of 2011 “with considerable excitement and enthusiasm.
     “First and foremost, the addition of RFG into the company will have a transformative impact on our Calavo Foods business unit. We anticipate the new subsidiary will begin contributing to Calavo revenues and profit during the last two months of the current quarter. ”
     Cole continued: “In the Fresh product segment, the company expects to continue realizing on its top line the benefits of higher fresh avocado sales in the third and fourth quarters. Avocado sales are anticipated to remain robust, pointing to the industry’s underlying strength, despite a smaller seasonal crop which will keep supply constrained and demand high. We expect these high fresh avocado prices to moderate midway through Calavo’s fiscal fourth quarter.
- more -

Calavo Growers Reports Fiscal 2011 Second Quarter Results/5-5-5
     “Diversified fresh produce items will contribute incremental unit volume which at best will be in line with last year, although prices are trending lower than in the fiscal 2010 third quarter,” Cole added.
     Turning to Calavo Foods, Cole stated: “High fruit prices will continue to challenge the gross margins of our fresh guacamole and other prepared avocado products in the second half of this year. With the expected fourth-quarter loosening of the avocado supply, we anticipate a commensurate improvement in margins in our prepared avocado business.”
     Cole concluded: “With Calavo’s diverse revenue and profit drivers and focused implementation of its strategic agenda, I expect the company to register a successful second half and fiscal 2011 operating performance.”
About Calavo
Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and commodity produce, as well as the manufacturing and distribution of prepared avocado and other food products, including refrigerated fresh salsa and guacamole hummus. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather
- more -

Calavo Growers Reports Fiscal 2011 Second Quarter Results/6-6-6
and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2010. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	April 30,	October 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,370	$1,064
Accounts receivable, net of allowances of $1,590 (2011) and $1,372 (2010)	41,101	31,743
Inventories, net	21,820	14,831
Prepaid expenses and other current assets	5,429	8,424
Advances to suppliers	671	1,598
Income taxes receivable	1,904	1,816
Deferred income taxes	2,336	2,336

Total current assets	74,631	61,812
Property, plant, and equipment, net	42,341	41,059
Investment in Limoneira Company	38,046	34,986
Investment in unconsolidated entities	2,256	2,016
Goodwill	4,085	4,085
Other assets	4,702	6,240

	$166,061	$150,198

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$14,068	$11,208
Trade accounts payable	2,291	2,839
Accrued expenses	12,781	15,353
Short-term borrowings	24,360	8,150
Dividend payable	—	8,092
Current portion of long-term obligations	1,371	1,369

Total current liabilities	54,871	47,011
Long-term liabilities:
Long-term obligations, less current portion	6,053	6,089
Deferred income taxes	9,381	8,266

Total long-term liabilities	15,434	14,355
Commitments and contingencies
Noncontrolling interest	524	575
Total Calavo Grower’s shareholder’s equity	95,232	88,257

	$166,061	$150,198

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010
Net sales	$118,720	$109,219	$210,039	$176,539
Cost of sales	109,300	96,133	191,950	154,578

Gross margin	9,420	13,086	18,089	21,961
Selling, general and administrative	5,635	5,455	10,650	10,619

Operating income	3,785	7,631	7,439	11,342
Interest expense	(235)	(234)	(439)	(463)
Other income, net	458	467	684	732

Income before provision for income taxes	4,008	7,864	7,684	11,611
Provision for income taxes	1,634	3,090	3,020	4,563

Net income	2,374	4,774	4,664	7,048
Add: Net loss — noncontrolling interest	30	19	51	19

Net income attributable to Calavo Growers, Inc.	$2,404	$4,793	$4,715	$7,067

Calavo Growers, Inc.’s net income per share:
Basic	$0.16	$0.33	$0.32	$0.49

Diluted	$0.16	$0.33	$0.32	$0.49

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,726	14,572	14,724	14,538

Diluted	14,734	14,598	14,731	14,562

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)
(All amounts in thousands)

	Fresh	Calavo
	products	Foods	Total
	(All amounts are presented in thousands)
Six months ended April 30, 2011
Net sales	$188,306	$21,733	$210,039
Cost of sales	174,559	17,391	191,950

Gross margin	$13,747	$4,342	$18,089

Six months ended April 30, 2010
Net sales	$153,584	$22,955	$176,539
Cost of sales	139,024	15,554	154,578

Gross margin	$14,560	$7,401	$21,961

     For six months ended April 30, 2011 and 2010, inter-segment sales and cost of sales for Fresh products totaling $8.6 million and $7.6 million were eliminated. For six months ended April 30, 2011 and 2010, inter-segment sales and cost of sales for Calavo Foods totaling $5.8 million and $4.4 million were eliminated.

	Fresh	Calavo
	products	Foods	Total
	(All amounts are presented in thousands)
Three months ended April 30, 2011
Net sales	$107,650	$11,070	$118,720
Cost of sales	100,021	9,279	109,300

Gross margin	$7,629	$1,791	$9,420

Three months ended April 30, 2010
Net sales	$97,247	$11,972	$109,219
Cost of sales	87,506	8,627	96,133

Gross margin	$9,741	$3,345	$13,086

     For three months ended April 30, 2011 and 2010, inter-segment sales and cost of sales for Fresh products totaling $4.3 million and $3.9 million were eliminated. For three months ended April 30, 2011 and 2010, inter-segment sales and cost of sales for Calavo Foods totaling $2.8 million and $2.2 million were eliminated.